Exhibit 5.3

HAYNSWORTH SINKLER BOYD, P.A.

1201 MAIN STREET, SUITE 2200

COLUMBIA, S.C. 29201

EDWARD G. KLUITERS

EMAIL ekluiters@hsblawfirm.com

January 9, 2004

American Towers, Inc.

116 Huntington Avenue

Boston, Massachusetts 02116

Re: Carolina Towers, Inc. Guarantee

Ladies and Gentlemen:

We have acted as special local counsel for Carolina Towers, Inc., a South Carolina corporation (the “Corporation”), in regard to certain matters relating to the Corporation under South Carolina law, as set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, we have examined originals or copies of the following:

(a)	The Articles of Incorporation of the Corporation, as amended, all as certified by the Secretary of State of South Carolina;

(b)	The Bylaws of the Corporation;

(c)	Article 10 only of the Indenture by and between American Towers, Inc., a Delaware corporation (“ATI”), and The Bank of New York, as trustee, for the 7.25% Senior Subordinated Discount Notes due 2011, dated as of November 18, 2003 (the “Indenture”) which describes a guarantee by the Corporation of certain debt as further described in the Indenture (the “Guarantee”); and

(d)	A Certificate of Existence of the Corporation obtained from the Secretary of State of South Carolina.

Capitalized terms used herein and not otherwise defined by us are used as defined in the Indenture.

American Towers, Inc.

January 9, 2004

In addition, we have relied upon officer’s certificates as to corporate action heretofore taken with respect to the Guarantees and certain factual matters. We have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (d) above. In particular, we have not reviewed any document (other than documents listed in paragraphs (a) through (d) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that (i) there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein, (ii) the Corporation is not in violation of any order, judgment, or decree of any court, arbitrator, or governmental authority, the consequences of which violation would adversely affect the Corporation’s execution, delivery or performance of its obligations under the Indenture, (iii) the Corporation is currently in material compliance with all laws or as to any consents, licenses, permits, filing or approvals of any governmental body or agency or other person required for the ownership or operation of the Corporation’s tower business and assets; (iv) the Corporation is not subject to any South Carolina insolvency or receivership laws, and (v) the Corporation is not subject to any special laws, regulations, or other restrictions or orders whether judicial or otherwise that are not generally applicable to parties participating in the transactions of the type contemplated by the Indenture and that would affect performance by the Corporation of its obligations thereunder. We have not participated in the drafting or negotiation of any of the documents and have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects. Notwithstanding the foregoing, we believe that we have reviewed all documents necessary to render the opinions set forth herein.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures, and (iv) that the executed documents have been duly delivered.

This opinion is limited to the laws of the state of South Carolina, and we have not considered, and express no opinion on, the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.

American Towers, Inc.

January 9, 2004

Based upon the foregoing, and upon our examination of such questions of law and statutes of the state of South Carolina as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

(1)	The Corporation is validly existing under the laws of the State of South Carolina, with full corporate power and authority to execute, deliver and perform its Guarantee.

(2)	The Corporation has duly authorized, executed and delivered its Guarantee and no consent, approval, authorization or other order of, or registration or filing with, any court, regulatory body, administrative agency or other governmental agency or body is required for such execution or delivery under South Carolina law, except such as may be required under South Carolina state securities laws.

We express no opinion on the enforceability of the Guarantee.

This opinion is furnished to you in connection with the transactions described above and may not be relied upon without our prior written consent for any other purpose or by anyone else, except that Palmer & Dodge LLP may rely hereon in rendering its opinion to you in connection with the transactions described above.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statements on Form S-4 filed by American Towers, Inc. and certain others (the “Registration Statement”). We hereby consent to the use of our name under the heading “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission relevant thereto.

Very truly yours,

/s/    HAYNSWORTH SINKLER BOYD, P.A.